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                       December 1, 2023

       Karsten Munk Knudsen
       Executive Vice President and Chief Financial Officer
       NOVO NORDISK A/S
       Novo Alle 1
       DK-2880 Bagsv  rd
       Denmark

                                                        Re: NOVO NORDISK A/S
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            Filed February 1,
2023
                                                            File No. 333-82318

       Dear Karsten Munk Knudsen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences